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                        SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]    Preliminary Proxy Statement
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                     NOVAMETRIX MEDICAL SYSTEMS INC.

 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[ ]    Check box if any part of the fee is offset as provided by Exchange Act
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                    NOVAMETRIX MEDICAL SYSTEMS, INC.

                          IMPORTANT INVITATION


As the Annual Meeting of Novametrix stockholders approaches, you will be presented with an important opportunity to help decide the future of your company and value of your investment.

With this in mind, we are aware that the information you have received over the last several weeks concerning the merger agreement is a great deal to absorb. You may even have received phone calls from parties representing either Novametrix management or Paul Cote's 13D group recommending that you vote a certain way on the proposals to be presented at the meeting.

The management of Novametrix would like to give you the opportunity to meet face-to-face with us so that we can address any questions or concerns you may have.

You are invited to attend a company sponsored meeting at 6:30 pm on Tuesday, November 12 at the Sheraton Tara in Portland, Maine. In addition, we will be holding one-on-one and small group discussions on both Tuesday, November 12 and Wednesday, November 13 at 9:00 am, 11:00 am, 1:00 pm and 3:00 pm. We will also be available to meet with you Wednesday evening if the scheduled sessions are not convenient for you.

We believe these meetings will provide you with the facts that will help you to make an informed decision.

If you are interested in attending or learning more about the meetings, please call us at 1-800-243-3444.

We look forward to meeting with you at:

                      The Sheraton Tara Hotel
                      363 Maine Mall Road
                      South Portland, ME  04106

                      (Exit #7 on the Maine Turnpike (I-95).
                      Turn onto Maine Mall Road.)



Sincerely,


William J. Lacourciere
Chairman of the Board,
President & Chief Executive Officer